UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2006

ST. BERNARD SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50813	20-0996152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15015 Avenue of Science

San Diego, CA 92128

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 676-2277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Pursuant to the terms of an Agreement and Plan of Merger and Reorganization dated as of October 3, 2006 (the “Agreement”), by and among St. Bernard Software, Inc., a Delaware corporation (“St. Bernard”), AgaveOne Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of St. Bernard (“Merger Sub”), Singlefin Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of St. Bernard, AgaveOne, Inc., a Nevada corporation doing business as Singlefin (“Singlefin”) and Jake Jacoby, Merger Sub will be merged with and into Singlefin with Singlefin being the surviving corporation and a wholly-owned subsidiary of St. Bernard (the “Merger”).

Each Singlefin stockholder that is an accredited investor has the option of receiving either cash or St. Bernard common stock (but not both) in exchange for all their shares of Singlefin stock at the closing of the Merger. Each share of Singlefin stock can be exchanged by these stockholders for either (1) 0.086224 of a share of St. Bernard common stock, or (2) cash equal to $0.32334 per share of Singlefin stock. Singlefin stockholders who are not accredited investors will receive cash equal to $0.32334 per share of Singlefin stock. As a condition to closing the Merger, Singlefin stockholders representing at least 50% of the outstanding Singlefin stock must elect to receive St. Bernard stock in connection with the Merger. One of Singlefin’s stockholders owns approximately 73% of its outstanding shares, and, as a result of this condition, that stockholder must elect to receive stock rather than cash in the Merger. As a result, the parties expect that at least 409,563 shares of St. Bernard common stock will be issued to Singlefin stockholders in the Merger. In addition, under the terms of the Agreement, immediately prior to closing the vesting of all employee stock options held by Singlefin employees will be accelerated in full. At the time of the closing, the options held by one Singlefin employee will be assumed and converted into options to purchase approximately 47,000 shares of St. Bernard stock. The remaining outstanding Singlefin stock options will be converted into the right to receive cash equal to the difference per share between $0.32334 and the per share exercise price of the options. In addition to the foregoing consideration, St. Bernard has agreed to satisfy certain liabilities of Singlefin in an amount not to exceed approximately $5 million. Because certain holders of Singlefin stock can elect to receive either stock or cash in the Merger, and because holders of Singlefin stock options have the right to exercise such options prior to closing, the number of shares of St. Bernard stock that will be issued and cash that will be paid to holders of Singlefin stock and options cannot be precisely determined until the closing of the Merger.

The Agreement includes customary representations and warranties for each party as well as a working capital adjustment in the event Singlefin’s working capital deficit at the closing of the Merger is greater or lesser than approximately $760,000. The closing of the Merger is subject to the satisfaction of customary closing conditions, including approval of the Merger by Singlefin’s stockholders. Consequently, there can be no assurances that the Merger will be consummated. However, if the closing conditions are promptly satisfied, St. Bernard expects that the Merger would be consummated within the next 60 days.

The Agreement is incorporated herein by reference to Exhibit 10.1 hereto, and the above description of the terms of the Agreement is qualified in its entirety by the Agreement as filed.

The press release announcing the Merger, dated October 4, 2006, is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Agreement and Plan of Merger and Reorganization dated as of October 3, 2006, by and among St. Bernard Software, Inc., AgaveOne Acquisition Corp., Singlefin Acquisition, LLC, AgaveOne, Inc. (d/b/a Singelfin) and Jake Jacoby.

99.1	Press Release dated October 4, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ST. BERNARD SOFTWARE, INC.

Dated: October 5, 2006	By:	/s/ Alfred Riedler
Alfred Riedler Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Agreement and Plan of Merger and Reorganization dated as of October 3, 2006, by and among St. Bernard Software, Inc., AgaveOne Acquisition Corp., Singlefin Acquisition, LLC, AgaveOne, Inc. (d/b/a Singelfin) and Jake Jacoby.

99.1	Press Release dated October 4, 2006.